Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-177985 on Form S-1 of our reports dated March 4, 2011 relating to the consolidated financial statements and the consolidated financial statement schedule of Caesars Entertainment Corporation and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, both reports appearing in the Prospectuses, which are part of this Registration Statement, and to the reference to us under the headings “Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation” and “Experts” in such Prospectuses.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 2, 2012